Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 of this Registration Statement on Form S-4 of Bank First Corporation of our report dated February 28, 2025, with respect to the consolidated financial statements of Bank First Corporation and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

September 26, 2025